Exhibit (p)

SUBSCRIPTION AGREEMENT

BETWEEN

DLP ACCESS FUND

AND

INITIAL PURCHASER

October 27, 2026

To the Board of Trustees of the DLP Access Fund (the “Fund”):

Effective as of the date written above, the undersigned (the “Purchaser”) subscribes to purchase a beneficial interest (the “Interest”) in the Fund in the amount of $100,000 for 10,000 shares at a net asset value of $10.00 per share, in consideration for which the Purchaser agrees to transfer to you upon demand cash in the amount of $100,000.

The Purchaser agrees that each Interest is being purchased for investment purposes only and with no present intention of reselling said Interest or tendering it for repurchase.

The Purchaser further agrees that it will not tender any Interest for repurchase by the Fund for at least two years after the date of this purchase without first absorbing any unamortized organizational expenses then on the Fund’s books.

ONEASCENT CAPITAL LLC

Signature: /s/ John Siverling

By: John Siverling

Title: President

DLP ACCESS FUND

Signature: /s/ John Siverling

By: John Siverling

Title: Chief Executive Officer and Chairman of the Board